Exhibit A

JOINT FILING STATEMENT

Pursuant to Rule 13(d)-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements. Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

Dated December 30, 2020.

NATHAN D. HUKILL

/s/ Nathan D. Hukill
An individual

CR GROUP L.P.
CRG PARTNERS III L.P.
CRG PARTNERS III – PARALLEL FUND “A” L.P.
CRG PARTNERS III – PARALLEL FUND “B” (CAYMAN) L.P.
CRG PARTNERS III (CAYMAN) LEV AIV I L.P.
CRG PARTNERS III (CAYMAN) UNLEV AIV I L.P.
LOAN SERVICING HOLDINGS I LLC

By:	/s/ Nathan D. Hukill
Name: Nathan D. Hukill
Title: Authorized signatory for CR Group L.P.,
CRG Partners III L.P.,
CRG Partners III—Parallel Fund “A” L.P.,
CRG Partners III—Parallel Fund “B” (Cayman) L.P.,
CRG Partners III (Cayman) Lev AIV I L.P.,
CRG Partners III (Cayman) Unlev AIV I L.P. and
Loan Servicing Holdings I LLC